Sungold Appoints Troy Griffin Vice President Corporate Development and
President and CEO SafeSpending Inc.

- Investor Relations activities to be performed by Cynthia DeMonte Associates Ltd.-

Toronto, Ontario: July 12, 2005, - Sungold International Holdings Corp.(“Sungold”) (OTCBB: SGIHF, Frankfurt: WKN 608164, Berlin) today announced that the Board of Directors appointed Troy Griffin, Vice President Corporate Development of Sungold International Holdings Corp., and President and CEO of the Company’s wholly-owned subsidiary, SafeSpending Inc.

Troy Griffin personally, and through his firm Griffin Communications, has spent the past five years advising Sungold’s prior and present management concerning all aspects of business development, investor relations, overall corporate governance and procurement of funding. Griffin Communications has raised in excess of U.S. $13,800,000 for publicly traded entities as well as acting as corporate communications counsel. Prior to his tenure at Griffin Communications and henceforth Sungold®, Troy Griffin incorporated and developed AirGo Aviation Inc. as the President and CEO where he prepared and developed tenders, developed sales and distribution channels until he sold the company. He also was a project analyst for the Federal Government of Canada in Aircraft Services where he assisted in the procurement, configuration and implementation of several large scale software/hardware projects that supported Transport Canada’s clients. Additionally, for Transport Canada, Troy Griffin held the position of Finance Officer preparing budgets, forecasts, estimates and was responsible for aircraft fuel contracts and payments. He holds a Bachelor of Commerce degree from Carleton University.

“Mr. Griffin has been critically instrumental in transitioning Sungold® from a development stage company to one that is quickly working towards becoming a revenue-producing corporation. Sungold® is gaining international recognition as a direct result of his expertise, foresight, dedication and communication capabilities along with the forging of strong alliances. The recent appointments only reinforce our belief in his unparalleled abilities,” stated Don Harris, Chairman of the Board.

Sungold® concurrently announces that it has retained Cynthia DeMonte Associates Ltd. to conduct investor relations and corporate communications activities. Founded in 1995 to dedicate itself to the world of micro-cap and emerging growth companies and with their previous experience Cynthia DeMonte Associates Ltd. brings over 15 years experience to the table with a background that includes high technology, investment banking and investor relations for internationally acclaimed firms.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to future impact on the Company's results from new products in development are forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may contain statements that involve risk and uncertainties and are subject to change, at any time, the Company's results may differ materially from expected results. Information on the factors which could affect the Company's operations or financial results are included in the Company's reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.

For information please contact Investor Relations:

Cynthia DeMonte
Cynthia DeMonte Associates Ltd.
575 Madison Avenue - Suite 1006
New York, NY 10022
212-605-0525
cdemonte@aol.com